BJ’s Wholesale Club Appoints Bob Eddy as President and Chief Executive Officer;
Laura Felice Named Executive Vice President, Chief Financial Office

Company also announces additional leadership appointments including Chief Commercial Officer and Executive Vice President, Strategy and Development

WESTBOROUGH, Mass. (April 19, 2021) – BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ) today announced that the Company’s Board of Directors has appointed Bob Eddy as President and Chief Executive Officer. He will assume day-to-day leadership of the Company and will also join BJ’s Board of Directors. Laura Felice, currently Senior Vice President, Controller, has been appointed Executive Vice President, Chief Financial Officer and replaces Eddy in this role.

The Company also announced additional appointments to further strengthen its management team and accelerate its growth. Paul Cichocki, currently Executive Vice President, Membership, Analytics and Business Transformation, has been named Executive Vice President, Chief Commercial Officer, and will oversee merchandising, membership, marketing and analytics. Bill Werner, currently Senior Vice President, Strategic Planning and Investor Relations, has been appointed Executive Vice President, Strategy and Development and will lead the Company’s market expansion and key strategic initiatives to create value for members and for shareholders.

These changes are effective immediately.

Commenting on these appointments, Christopher J. Baldwin, Executive Chairman, BJ’s Wholesale Club, said, “Bob’s leadership, strategic vision and deep knowledge of the business have been pivotal in driving BJ’s Wholesale Club’s transformation and record growth across all key metrics. We delivered industry-leading results this past year and made significant progress on each of our long-term strategic pillars under Lee’s leadership and we’ll continue to honor his legacy. Looking ahead, the Board and I are confident that Bob is the right person to lead the Company and to drive profitable growth and long-term shareholder value.

“We remain committed to accelerating our transformation and to delivering outstanding value and service to our members. Our management team is comprised of seasoned executives with deep talent and a breadth of experience in the retail and consumer industries. In addition to Bob’s appointment as President and CEO, we continue to strengthen our team with accomplished leaders like Laura, Paul and Bill. This world-class team will continue to build on our existing momentum and fuel the next phase of growth for the Company.”

Eddy said, “In the last year, we’ve truly transformed our business by every measure, and we continue to accelerate our strategic initiatives. I’m honored and humbled to lead this growing company and great team. We are a much stronger and better company today than we were at the time of our IPO in 2018. I look forward to continuing to work with Chris, our Board of Directors and our entire leadership team, including Laura, Paul and Bill, to build on this momentum and take advantage of the opportunities ahead of us.”

In her new role as Executive Vice President, Chief Financial Officer, Felice will have oversight of finance as well as controls, accounting, tax, treasury, risk management, audit and investor relations. “Laura is ideally positioned to serve as our CFO and drive the next phase of our strategy,” Eddy said. “She has played an integral role in transforming our balance sheet and in capitalizing on opportunities to invest back into our business. Under her leadership, we’ll continue to invest in growth initiatives to create value for our shareholders.”

Felice said, “I’m grateful to have partnered closely with Bob for the last five years and am thrilled to assume the role of CFO for BJ’s. Last year, we delivered extraordinary financial performance and our business structurally changed for the better. We are poised for even more growth in the future and I’m honored to help lead the Company into this next phase of its transformation.”

About the New Management Team

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Eddy joined the Company in 2007 and was named Interim CEO in April 2021 following the passing of Lee Delaney. He assumed the role of Executive Vice President, Chief Financial Officer in 2011 and was appointed Chief Administrative Officer in 2018. Prior to joining BJ’s, Eddy served multinational manufacturing, technology, retail and consumer products companies as a member of the audit and business advisory practice of PwC in Boston and San Francisco. From 2013 to 2017, Eddy chaired the Financial Executives Council of the National Retail Federation, the world’s largest retail trade association. He is also a member of the Board of Trustees of The Boston Children’s Hospital. Eddy is a graduate of Babson College.

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Felice joined the Company in 2016 as Senior Vice President, Controller, responsible for the integrity of financial records. Prior to joining BJ’s, she worked at Clarks Americas, Inc., a shoe manufacturer and retailer, since 2008 in positions of increasing responsibility, including most recently as Senior Vice President of Finance, where she led all aspects of commercial finance for the Americas region distribution channels. Additionally, Felice worked at PwC in Boston. She is a Certified Public Accountant and a member of the Board of Directors of the Massachusetts Society of CPAs. She holds a Master of Accounting and a bachelor’s degree in finance and accounting from Boston College.

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Cichocki joined the Company in 2020 as Executive Vice President, Membership, Analytics and Business Transformation. Prior to joining BJ’s, Cichocki was a partner in Bain & Company’s Boston office where he spent more than twenty years serving clients across a range of industries including retail, consumer products, financial services and food and beverage. While at Bain, he advised clients on a variety of strategic and operational issues and specialized in scale operational transformations to help companies deliver market-beating results. He led a large number of performance improvement projects that have included redesign efforts across sales, marketing and G&A functions. Cichocki was also a member of Bain’s Global Operating Committee and Investment Committee. Prior to Bain, he worked as an operating manager at Frito-Lay, a division of PepsiCo. Cichocki attended Harvard Business School, where he earned an MBA with distinction. He is also a graduate from the University of Massachusetts, where he received a bachelor’s degree in operations management with high honors.

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Werner joined the Company in 2012 and was appointed Senior Vice President, Strategic Planning and Investor Relations in 2016. Prior to that, he served as Senior Vice President, Finance from 2013 to 2016 and as Vice President, Accounting and Financial Reporting from 2012 to 2013. Prior to joining the Company, Werner was a Director in the Deals practice at PwC in Boston from 2007 to 2012. He holds a bachelor’s degree in mathematics and accounting from the College of the Holy Cross.

About BJ’s Wholesale Club Holdings, Inc.
Headquartered in Westborough, Massachusetts, BJ's Wholesale Club is a leading operator of membership warehouse clubs in the Eastern United States. The company currently operates 221 clubs and 151 BJ's Gas® locations in 17 states.

The Company’s common stock is traded on the New York Stock Exchange (NYSE: BJ).

Media Contact:

Jennie Hardin

Vice President, Corporate Communications

(774) 512-6978

jhardin@bjs.com

Investor Contact:

Faten Freiha

Vice President, Investor Relations

(774) 512-6320

ffreiha@bjs.com